                                                                    Exhibit 10.9

                           NORD RESOURCES CORPORATION
                          PO BOX 384, DRAGOON, AZ 85609
                     TEL: (520) 586-2241 FAX: (520) 586-7020

                               TERMS OF AGREEMENT

                OPTION TO PURCHASE THE "COYOTE SPRINGS" PROPERTY,
                             GRAHAM COUNTY, ARIZONA

TERMS

1. Thornwell Rogers, South Branch Resources, LLC, and MRPGEO, LLC (collectively, the "Vendors") have agreed to grant to Nord Resources Corporation ("Nord") an exclusive option to purchase the "Coyote Springs" Property (the "Property") located in Graham County, Arizona and consisting of two (2) State of Arizona Exploration Leases and fifty-two (52) Unpatented Mining Claims. The Property is more fully described in Exhibit "A" and Exhibit "B" attached hereto.

2. Nord and the Vendors agree on the following terms:

     - The term of the Option to Purchase Agreement shall be for sixty (60) months commencing on the date of signature as set forth below.

     - Within ten (10) days of the date of signature of the Option to Purchase Agreement, Nord shall deliver payment to each of the Vendors separately, common shares of Nord or, make a cash payment to each of the Vendors according to the following schedule:

Agreement signature date                        66,666 shares w/no cash payment option
Twelve (12) month anniversary of signing        16,666 shares or US$15,000 at Vendor's option
Twenty-four (24) month anniversary of signing   16,666 shares or US$16,670 at Vendor's option
Thirty-six (36) month anniversary of signing    16,666 shares or US$18,330 at Vendor's option
Forty-eight (48) month anniversary of signing   16,666 shares or US$20,000 at Vendor's option
Sixty (60) month anniversary of signing         Equivalent Dollar amount in shares or
                                                US$533,335 at Vendors option

     - Within ten (10) days of the date of signature of the Option to Purchase Agreement, Nord shall deliver to each of the Vendors options to purchase the common stock of Nord according to the following schedule:

           Stock Option Issue Date              Stock Options          Option Price
           -----------------------              -------------   --------------------------
Agreement signature date                            33,333      15% below market on option
                                                                        issue date
Twenty-four (24) month anniversary of signing       33,333      15% below market on option
                                                                        issue date
Forty-eight (48) month anniversary of signing       33,333      15% below market on option
                                                                        issue date

          The options to purchase the common stock of Nord shall expire thirty-six (36) months from the date of issue.

          All common shares of Nord issued pursuant to this Agreement will be fully paid and unrestricted.

               Tucson Office - (520) 544-4893 - Fax (520) 219-1877

- Page 2 Agreement                                              January 28, 2004


     - Should Nord sell the Property to a third party, the Vendors will receive as a sales commission, four per cent (4%) of the net sale amount received by Nord from the sale, which four per cent (4%) shall be divided equally among the Vendors.

     - Nord agrees to pay to the Vendors, in cash, a Net Smelter Return production royalty (the "NSR") according to the following schedule:

For copper production derived from the Unpatented Claims:

Ave. Copper Sales Price, $/pound   NSR, Per Cent
--------------------------------   -------------
             <$0.85                    0.25%
         $0.85 to $0.89                0.50%
         $0.90 to $0.95                0.75%
         $0.96 to $1.00                1.00%
         $1.01 to $1.05                1.25%
         $1.06 to $1.10                1.50%
         $1.11 to $1.15                1.75%
         $1.16 to $1.20                2.00%
         $1.21 to $1.25                2.25%
         $1.26 to $1.30                2.50%
             >$1.30                    3.00%

For copper production derived from the State of Arizona Leases:

Ave. Copper Sales Price, $/pound   NSR, Per Cent
--------------------------------   -------------
             <$0.85                    0.10%
         $0.85 to $0.89                0.15%
         $0.90 to $0.95                0.20%
         $0.96 to $1.00                0.30%
         $1.01 to $1.05                0.40%
         $1.06 to $1.10                0.60%
         $1.11 to $1.15                0.75%
         $1.16 to $1.20                0.90%
         $1.21 to $1.25                1.10%
         $1.26 to $1.30                1.30%
             >$1.30                    1.50%

          For the purposes of this agreement, NSR shall be deemed to mean the amount received by Nord from a smelter upon the sale of all metals removed from the Property after deducting from the gross value the cost of smelting and actual freight or haulage charges from the mine to the smelter. The term "smelter" shall mean conventional smelters as well as any other type of production plant used in lieu of a conventional smelter to recover metals. The total royalty payments will be split between the Vendors and calculated and paid on a quarterly basis. Installments will be paid to Vendors within 45 days of the end of each royalty quarter during which metal is recovered and sold from the Property.

     - Exploration and development expenditures on or in respect of the Property will conform to the following schedule:

- Page 3 Agreement                                              January 28, 2004


              Period                 Expenditure
              ------                 -----------
Twelve (12) month anniversary        $   50,000
Twenty-four (24)month anniversary    $  100,000
Thirty-six (36) month anniversary    $  250,000
Forty-eight (48) month anniversary   $  350,000
Sixty (60) month anniversary         $  500,000
Total Expenditure                    $1,250,000

          Expenditures shall include, without limitation, amounts expended in claim staking, lease fees, assessments and other charges; geophysical, geochemical and geological surveys, land surveys and aerial surveys; digging, trucking, sampling, working, mining and procuring ores, minerals and metals; excavations; exploration drilling, assaying and metallurgical testing; in renting, installing and erecting structures, machinery, tools, appliances and/or equipment; transporting equipment, supplies or other items to and from the Property or any part of it; wages and salaries of any Nord personnel and consultants engaged in any work for or on the Property or any part thereof; in paying assessments and contributions, insurance, food, lodging and sundry expenses relating to such personnel and consultants; and, in paying such other amounts as are directly related to carrying out the exploration and development work, including administrative costs, on and for the property.

          Nord shall deliver to Vendors within thirty (30) days of the time limit set forth for the incurring of the applicable expenditures a certificate stating the amount of expenditures incurred. The certificate shall be prima facie evidence of such expenditures having been made. Vendors shall have the right to verify the expenditures and upon request in writing Nord shall provide sufficient detail of the expenditures to permit such verification.

          Vendors jointly and severally agree to forthwith deliver to Nord photocopies, all maps, reports, results of surveys and drilling and any other reports of information that the Vendors possess under their control with respect to the Property.

          During the option period, Nord and/or its affiliates shall do, record and/or pay annually or in advance assessment work for the Property and shall pay such taxes, fees and rents as may be required to keep the Property in good standing which payments shall accrue to Nord's expenditure account for the Property.

          Nord shall grant Vendors during the option period, access to the land at a convenient time and day for Nord or its affiliates, in order to observe the conduct of operations or to view drill cores and samples.

          Any lands acquired by the parties during the terms of this Option and within one mile of the outer boundary of the Land, will be subject to and included within the terms of this agreement.

          Vendors jointly and severally agree to transfer title to Property to Nord within ten (10) days of the date of signature as set forth below. Should Nord terminate this Agreement, Nord will transfer title to Property to Vendors within ten (10) days of Agreement termination.

3.   The Vendors represent and warrant to Nord that:

- Page 4 Agreement                                              January 28, 2004


          - They have the power, capacity and authority to execute and deliver this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of their obligations and duties hereunder.

          - This Agreement has been duly executed and delivered by them and is a valid and binding obligation of them enforceable in accordance with its terms.

          - They are the sole recorded owner of the Property with good and marketable title thereto.

          - The Property is free and clear of any and all liens, charges, encumbrances, security interests, mortgages, royalties other than those which may be levied by the State of Arizona or other claims.

4. Nord agrees to indemnify and hold harmless the Vendors from any and all losses actually incurred by Nord in connection with its operations on the Property.

5. Any failure to pay any amounts under this Agreement when the same shall become due and payable and such failure continues for sixty (60) days after notice thereof shall constitute and event of default under this Agreement.

6. Nord may, during the currency of the option granted by this Agreement, at any time upon notice to the Vendors terminate this Agreement.

     Nord shall provide to Vendors a ninety (90) day notification of termination of this option in a termination letter. If Nord terminates this agreement after May 1 of any option year, Nord shall to pay all BLM filing fees for that assessment year. Should Nord terminate this agreement after six (6) months of any assessment year for the state exploration permits, then Nord will be required to make appropriate filings and fee payments.

     Upon termination of the option, Nord shall deliver to Vendors all data generated, including but not limited to copies of all assay reports, drill records, maps, information and other pertinent exploration reports produced by Nord and or its affiliates and or agents regarding the Property.

7. If, during the currency of the option granted by this Agreement, Nord shall default with respect to the making of payments provided for in paragraph 2 above within the times specified, notice of such default must be communicated in writing to Nord. Nord shall have sixty (60) days in which to cure the default from the receipt of such notice.

8. Nord reserves the right to transfer or assign all or any part of its rights under this Agreement.

9. The Vendors agree that during the term of this Agreement, they shall not disclose to any third party or issue any statements containing any information concerning this Agreement, the Property or the activities thereon, without the written consent of Nord.

10. The parties hereto agree to sign, execute and deliver all such other deeds and documents and to do all such other things as may be expedient or necessary to give full force and effect to this Agreement.

11. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, successors, and assigns.

12. If any action is brought by either party with respect to its rights under this Agreement the prevailing party shall be entitled to reasonable attorneys' fees and court costs as determined by the court.

- Page 5 Agreement                                              January 28, 2004


13. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona.

     Accepted and agreed to by the parties on this 28th day of January, 2004.

NORD RESOURCES CORPORATION              THORNWELL ROGERS


By /s/ Erland A. Anderson               /s/ Thornwell Rogers
   ----------------------------------   ----------------------------------------
Name: Erland A. Anderson
Title: President and Chief Operating
       Officer
                                        SOUTH BRANCH RESOURCES, LLC


                                        By /s/ Daniel P. Laux
                                           -------------------------------------
                                        Name: Daniel P. Laux
                                        Title: President


                                        MRPGEO, LLC


                                        By /s/ Michael R. Pawlowski
                                           -------------------------------------
                                        Name: Michael R. Pawlowski
                                        Title: Member/Manager

- Page 6 Agreement                                              January 28, 2004


                                    EXHIBIT A

PROPERTIES:

State of Arizona Leases:
                         Exploration Permit #08-109145
                         T5 S, R26 E, Section 16
                         640 Acres
                         Graham County, Arizona

                         Exploration Permit #08-109146
                         T5 S, R26 E, Section 21
                         280 Acres
                         Legal: NE, N 1/2NW, SE NW
                         Graham County, Arizona

Federal Minerals:
                         MW #1 through 52 mining lode claims
                         T5 S, R26 E, all Section 17,
                         N 1/2 Section 20, SW NW 1/4 Section 21

- Page 7 Agreement                                              January 28, 2004


                                    EXHIBIT B

PROPERTY MAP:

                                     (MAP)